Exhibit 99.1

Fortress Capital Acquisition Corp. Announces Pricing of

$350 Million Upsized Initial Public Offering

NEW YORK, NY, January 12, 2021 – Fortress Capital Acquisition Corp. (the “Company”), a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 35,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange and trade under the ticker symbol “FCAX.U” beginning January 13, 2021. Each unit consists of one of the Company’s Class A ordinary shares and one-fifth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one of the Company’s Class A ordinary shares at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the New York Stock Exchange under the symbols “FCAX” and “FCAX WS,” respectively.

Led by Chairman and Chief Executive Officer Michael Nierenberg, the Company expects to focus on financial services related businesses, including, but not limited to, services and technology businesses that provide support to the financial services sector.

Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC. are serving as the underwriters for the offering. The Company has granted the underwriters a 45-day option from the date of the final prospectus to purchase up to an additional 5,000,000 units to cover the purchase of additional units, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, via telephone at (800) 831-9146; or Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at (866) 471-2526 or by emailing prospectus-ny@ny.email.gs.com.

A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission (“SEC”) on January 12, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

infofcax@fortress.com

1345 Avenue of the Americas

46th Floor

New York, NY 10105

(212) 817-3535